Exhibit 8.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

31 January 2025

Matter No. 1004253 / 110630572

852 2842 9530

Richard.Hall@conyers.com

Premium Catering (Holdings) Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: Premium Catering (Holdings) Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on 17 January 2025, relating to the registration under the Securities Act of ordinary shares, par value US$0.0000005 each (the “Ordinary Shares”) of the Company (the “Offer Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement; and

1.2.	a draft of the Prospectus contained in the Registration Statement which is in substantially final form; and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	the accuracy and completeness of all factual representations made in the Prospectuses and Registration Statement reviewed by us;

2.3.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectuses and that the Registration Statement will be duly filed with or declared effective by the Commission; and

2.4.	that each Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation — Cayman Islands Taxation” in the Prospectuses forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

5.	CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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